UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2006

AMERICANWEST BANCORPORATION
(Exact name of registrant as specified in its charter)

Washington	0-18561	91-1259511
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

41 W. Riverside Avenue, Suite 400, Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (509) 467-6993

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On September 26, 2006, AmericanWest Bancorporation (the "Company") granted to Mr. Patrick J. Rusnak, its Chief Financial Officer, restricted stock units covering 15,000 shares of the Company's common stock under the Company's 2006 Equity Incentive Plan. The units were granted as inducement for Mr. Rusnak's employment pursuant to his Employment Agreement dated September 18, 2006. The terms and conditions of the grant are set forth in a Restricted Stock Unit Agreement dated effective September 26, 2006 between the Company and Mr. Rusnak.

        Under the terms of the grant, Mr. Rusnak has a right to receive one share of the Company's common stock for each unit that is vested as of September 17, 2011, issuable as of that date. The units vest if he (i) has been in the continuous employ of the Company or a subsidiary through September 17, 2011 or (ii) he is terminated earlier without Cause or for Good Reason, as those terms are defined in his Employment Agreement. Prior to vesting, the right to receive shares may be forfeited, and therefore ineligible for subsequent vesting, as follows: 20% of the shares would be forfeited as of January 1 of 2008, 2009, 2010, and 2011, respectively, if the Company's return on average assets for the prior year is less than 1%. The 20% of the units attributable to the Company's performance in 2006 is not subject to forfeiture.

Item 9.01 Financial Statements and Exhibits.

No exhibits attached.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this reported to be signed on its behalf of the undersigned hereunto duly authorized.

AMERICANWEST BANCORPORATION, a Washington Corporation

Dated: October 2, 2006	/s/ R. Blair Reynolds R. Blair Reynolds Executive Vice President & General Counsel